EXHIBIT 8.1

The following table sets forth a list of our subsidiaries and affiliates.

Jurisdiction	Name of Subsidiary
Argentina	Pointer Localización y Asistencia S.A.(1)
Israel	Shagrir Systems Ltd. (2)
Mexico	Pointer Recuperacion Mexico S.A. (3)
Romania	S.C. Pointer S.R.L. (4)
Brazil	Pointer do Brasil Participações Ltda. Pointer do Brazil Commercial S.A.(5)
USA	Pointer Telocation Inc. (6)
India	Pointer Telocation India (7)
Israel	Car2Go Ltd. (8)

(1)	We hold 93% of the issued and outstanding shares of Pointer Argentina.
(2)	We hold 100% of the issued and outstanding shares of Shagrir.
(3)	We hold 74% of the issued and outstanding shares of Pointer Mexico.
(4)	Shagrir holds 65% of the issued and outstanding shares of S.C. Pointer S.R.L.
(5)
We hold 100% of the issued and outstanding shares of Pointer do Brasil Participações Ltda. We hold 100% of Pointer do Brazil Commercial S.A., of which 51.2% are held through of Pointer do Brasil Participações Ltda. and 48.8% are held directly by Pointer Telocation Ltd.

(6)	We hold 100% of the issued and outstanding shares of Pointer Telocation Inc.
(7)	We hold 100% of the issued and outstanding shares of Pointer Telocation India.
(8)
Shagrir holds 58.46% of the issued and outstanding shares of Car2Go Ltd. and is in the process of being issued additional shares which will bring its holdings to 62.31% of the issued and outstanding shares of Car2Go Ltd.